Exhibit 99.1

Actuant Elects Richard Holder as New Director

MILWAUKEE--(BUSINESS WIRE)--February 28, 2017--Actuant Corporation (NYSE:ATU) announced today that the Board of Directors has elected Richard Holder to its Board, effective immediately. Mr. Holder is President and Chief Executive Officer of NN, Inc. (NASDAQ:NNBR) a position he has held since joining NN in June 2013. Mr. Holder is a seasoned executive with more than 25 years of international experience across a diverse set of industries and disciplines. Prior to NN, Inc., Mr. Holder held a variety of leadership positions during his twelve year tenure at Eaton Corporation, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical Sector. Prior to joining Eaton, he held a variety of leadership roles at US Airways, AlliedSignal and Parker Hannifin. He holds a bachelor's degree from Southern Illinois University and an MBA from Webster University.

Commenting on the announcement, Robert Peterson, Actuant’s Chairman, said, “Richard’s broad global exposure across a diverse array of industries, as well as his strong senior leadership, operations and acquisition experience as a current CEO, will be an asset to Actuant. The rest of the Board and I look forward to his contributions and are excited he has agreed to join Actuant as a member of the Board.”

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562